UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2008

YOUNG BROADCASTING INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-25042	13-3339681
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

599 Lexington Avenue

New York, New York 10022

(Address of principal executive offices)

Registrant’s telephone number:  (212) 754-7070

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 15, 2008, Young Broadcasting Inc. (the “Company”) received a notice from The Nasdaq Stock Market, Inc. (“Nasdaq”) stating that the minimum bid price of its common stock had fallen below $1.00 for the prior 30 consecutive business days and that its common stock is, therefore, subject to delisting from The Nasdaq Global Market.  Nasdaq Marketplace Rule 4450(a)(5) requires a $1.00 minimum bid price for continued listing of an issuer’s common stock.

In accordance with Nasdaq Marketplace Rule 4450(e)(2), the Company has until August 13, 2008 (180 calendar days from February 15, 2008) to regain compliance.  The Company can regain compliance with the minimum bid price rule if the bid price of its common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days during the 180 calendar day period.  If the Company regains compliance at anytime before August 13, 2008, the Nasdaq staff will provide the Company with written notification that it has achieved compliance with Nasdaq Marketplace Rule 4450(a)(5).  However, if the Company is unable to regain compliance by August 13, 2008, the Nasdaq staff will provide the Company with written notification that its common stock will be delisted.

On February 22, 2008, the Company issued a press release announcing the receipt of this notice, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 8.01.  Other Events.

On February 21, 2008, the Company issued a press release announcing the implementation of expense reduction initiatives.  A copy of the press release is attached as Exhibit 99.2 to this Current Report on Form 8-K.

Item 9.01.  Financial Statement and Exhibits.

(d) Exhibits

99.1	Press Release dated February 22, 2008
99.2	Press Release dated February 21, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

February 22, 2008	YOUNG BROADCASTING INC.

/s/ James A. Morgan
James A. Morgan
Executive Vice President

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated February 22, 2008
99.2	Press Release, dated February 21, 2008